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FINAL TRANSCRIPT

Conference Call Transcript

CHIR - Q4 2005 Chiron Earnings Conference Call

Event Date/Time: Jan. 31. 2006 / 4:45PM ET

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FINAL TRANSCRIPT
Jan. 31. 2006 / 4:45PM, CHIR - Q4 2005 Chiron Earnings Conference Call

CORPORATE PARTICIPANTS

Mardi Dier

Chiron Corporation - IR

Howard Pien

Chiron Corporation - CEO

David Smith

Chiron Corporation - CFO

Gene Walther

Chiron Corporation - President Blood Testing

CONFERENCE CALL PARTICIPANTS

May-Kin Ho

Analyst

Thomas Wei

Analyst

Quentin Lai

Analyst

Geoffrey Porges

Analyst

Stephen Dilly

Analyst

Alex Hittle

Analyst

PRESENTATION

Operator

At this time I would like to welcome everyone to the Chiron fourth quarter 2005 financial results conference call. (OPERATOR INSTRUCTIONS). I would now like to turn the call over to Ms. Mardi Dier. Ma’am, you may begin your conference.

Mardi Dier  - Chiron Corporation - IR

Good afternoon and welcome to Chiron’s fourth quarter 2005 conference call. I am Mardi Dier from Investor Relations. On behalf of the Chiron team I would like to introduce you to our principal speakers on today’s call, Howard Pien, our CEO, David Smith, our CFO. And joining us for the Q&A on today’s call are, Jack Goldstein, our President and COO, Gene Walker, President of Chiron Blood Testing, Dan Soland, Chiron Vaccines, Craig Wheeler, President of BioPharmaceuticals, and Stephen Dilly, our Senior Vice President of BioPharmaceuticals Development.

Before we begin, let me remind you that our remarks today will include forward-looking statements, including statements related to product development, Chiron manufacturing capacity and expectations for 2006. These forward-looking statements involve risks and uncertainties, and actual results may differ materially from those expressed or implied herein. We refer you to the documents that the Company has filed with the SEC, including our 2004 10-K, our third quarter 10-Q, and our upcoming 10-K for 2005, as well as our fourth quarter earnings release that we issued earlier today for a discussion of factors that could cause the Company’s actual performance to differ from those expressed or implied in today’s remarks.

Such factors include the outcome of clinical trials, and regulatory review, competition and manufacturing issues. Chiron does not undertake an obligation to update the forward-looking information we’re providing today. 2005 financial results included in today’s press release are preliminary and quarterly information is unaudited. Please note that our financial results on both an as reported or GAAP, and an adjusted basis where we indicate a number to be adjusted in today’s discussion or otherwise refer to a non-GAAP financial measure, we have posted a reconciliation of such numbers to GAAP on our website in the Investor Section under financial reports.

In addition, a reconciliation of certain adjusted numbers to GAAP is attached to the fourth quarter earnings release. Thank you, and now I will turn it over to Howard.

Howard Pien  – Chiron Corporation - CEO

Thank you. 2005 has been an eventful one for Chiron, a year in which we saw the incredible drive and fortitude of our employees and their dedication to create value. Today I will talk about the progress we made in 2005, and how we finished the year a much stronger company.

For three years now we have provided a scoreboard at the beginning of year against which we measure our performance at the end of year. While we missed our financial milestones in 2005, principally because we did not achieve our target with FLUVIRIN, we are pleased with our achievements in the past year, particularly our return to the U.S. flu Vaccine market, along with the progress of our oncology pipeline, and the continued uptick of ULTRIO, especially outside of the U.S.

In some cases in each one of our business we performed beyond our initial goals and expectations. For example, in Blood Testing the FDA approved the PROCLEIX West Nile Virus assay in December, sooner than we expected. For example, in Vaccines we made significant strides whether influenza pandemic planning. We were awarded a stockpile contract for H5N1 in the U.S. And in addition, data from an NIH study confirmed that our MF59 adjuvant can elicit increased immunogenicity, which it’s a critical factor in enhancing Vaccines supplies in the event of a pandemic.

And for example in BioPharma the independent Data Monitoring Committee recommended the continuation of our CAPTIVATE study, an ongoing Phase 3 clinical trial with Tifacogin for the treatment of patients with severe community-acquired pneumonia.

But be complete, we did miss the timing of the meningitis Vaccine phase movements and the patient enrollment number for Tifacogin, both of which are now goals for 2006. And we did not achieve the FDA approval for PULMINIQ, we merely got an approvable letter.

Overall, given the tremendous efforts that the entire Company put into FLUVIRIN remediation, we are proud of what we achieved in 2005, and that we have continued to work hard to fulfill our commitment to public health, and of course to value creation. And financially, notwithstanding the enormous challenges associated with the FLUVIRIN remediation mobilization, we finished very strong. We saw growth across all three businesses in 2005, with product sales increasing 12% and revenue growing 11% compared to 2004. Let me now discuss our performance with a bit more detail starting with the Vaccines business.

While we fell short of the original target of FLUVIRIN doses this year weak we overcame numerous obstacles and met enormous challenges to return FLUVIRIN to the U.S. And with what amounted to be approximately one-third of the manufacturing working days devoted to production because we had to devote the rest to remediation and regulatory approval of the Liverpool facility, we sold approximately 15 million doses of FLUVIRIN by the end of the year.

And with a full season of manufacturing ahead of us for the ‘06/’07 season, we project that we will have the capacity for approximately 40 million doses of FLUVIRIN, as we expect to be on a normal schedule with all of the benefits of this season — this past season’s remediation. Of course, the ultimate delivery quantity is subject to yield, throughput, the length of the production season, and other risks associated with influenza Vaccine manufacturing.

We will be in a better position to estimate production after we start manufacturing actually.

On the commercial front, we continue to be confident about pricing and distribution. We see numerous indications that pricing will remain firm beyond this flu season because of the clearer than ever public health imperative to increase vaccination levels, because of the reimbursement rates, and because of Chiron’s multi-year arrangements with our distributors.

2005 was a rebuilding year for us. And going into 2006 we’re confident that we will be a major participant in this growing market segment.

FLUVIRIN remains an important driver for our Company, but it is just one part. Chiron is well positioned to help address the nation’s pandemic preparedness. Chiron’s heritage with avian flu goes back to 1997. And with this heritage and now with our FDA approved manufacturing facility at Liverpool restored, we were awarded one of the contracts by the U.S. government to provide stockpile of H5N1 pandemic Vaccine. And in addition to the U.S., other countries also have expressed interest in our pandemic flu Vaccine capabilities. We are in advanced discussions with several European countries about similar stockpiling initiatives on their part.

The NIH has a program to study our H5N1 Vaccine candidates with adjutants. Data we — early reported data from an earlier NIH study with our candidate for another avian flu Vaccine, H9N2 with our proprietary adjuvant, MF59, proved very encouraging. The H9N2 Vaccine candidate was shown to be immunogenic at just 3.75 micrograms, which will be one-quarter the normal amount of the antigen used in the Vaccine. In addition our research has shown that MF59 may elicit cross protections against drifted strains of H5N1. MF59 could enhance the strength and breadth of the response of an avian flu Vaccine, therefore reducing the required amount of antigen, the concept of so-called stairing. We are very, very close to establishing a regulatory pathway for an adjuvanted pandemic flu vaccine in 2006.

The long-term solution to a pandemic probably lies with cell culture, the next generation technology for making flu Vaccine. Cell culture-based production is potentially a key aspect of the long-term solution to a pandemic threat because of improved manufacturing flexibility and shorter lead times.

In Europe we’re completing our Phase 3 program for our flu cell culture Vaccine candidate, which we plan to file for approval in 2006. In the U.S. we have completed patient enrollment in our Phase 1/2 trial. And pending discussions with the FDA, we expect to initiate a Phase 3 trial at the start of the coming flu season.

Moving beyond flu Vaccines, progress in our meningococcal Vaccine franchise is exciting, both with our later stage MenACWY candidate and our groundbreaking genomics-based MenB candidate. We are concluding our Phase 2 program, including a study in infants, with ACWY candidate. While the final data reports have yet to be completed, we have seen good immunogenicity and safety in infants. As I mentioned, we expect to initiate Phase 3 programs in 2006.

There is currently no broad coverage MenB Vaccine. We have completed the Phase 1 trial in Chiron’s candidate MenB, and anticipate initiating a Phase 2 trial in 2006.

Turning now to the BioPharma business. Last week the European regulatory authority granted marketing approval of CUBICIN for complicated skin and soft tissue infection. CUBICIN, licensed from our partner, Cubist, is an important antibiotic for addressing the ever-increasing prevalence of MRSA. We currently plan to launch this product in the UK imminently and in other European countries to follow.

Now that we have received final approval for this first claim complicated skin and soft tissue, we plan to submit a supplemental approval for the next label claim based on the endocarditis and bacteremia data from Cubist’s recent trial.

Tifacogin represents a significant market opportunity for Chiron. Last month the independent Data Monitoring Committee recommended the continuation of the CAPTIVATE trial, the Phase 3 mortality study of Tifacogin in severe community-acquired pneumonia. The data remain blinded to Chiron until the trial completes. We aim to complete a study and file for approval in the course of 2007, and hope that this product will address the unmet need for patients with severe community-acquired pneumonia, which in the U.S. causes 300,000 hospitalizations annually and with a mortality rate of up to 30%.

We and our partner Nektar, continue to progress with tobramycin inhalation powder, or TIP, which will be the logical extension to our success with TOBI. TIP utilizes a handheld device designed to reduce administration time and increase convenience. We have begun the first of Phase 3 trials for TIP and plan to start a second trial soon.

Our early state oncology pipeline is exciting. Our focused research and development approach over the last two years has resulted in robust compounds that include multiple Phase 1 trials. We currently have three solid candidates in development. We’re progressing with the so-called disease specific part of the Phase 1 program with CHIR-258, our highly selective multi-targeted kinanse inhibitor. We look to start our Phase 2 program, probably around the end this year.

CHIR-12.12 is our fully humanized anti-CD-40 monoclonal antibody being developed in collaboration with our partner XOMA. We are enrolling patients in two Phase 1 trials in both CLL and multiple myeloma. We are very excited about the compound called CHIR-265, our oral RAF kinase inhibitor. The IND for CHIR-265 was accepted, and we will be initiating a Phase 1 trial shortly.

Together we believe that these candidates provide evidence that our approach in the last two years has led Chiron to one of the most compelling early-stage oncology pipelines in the industry.

Now moving to Blood Testing. Our Blood Testing business has been a strong driver of growth over the last four years, and continues to meet our milestones. Last month we received FDA approval for the PROCLEIX West Nile Virus Assay, which allows us now to move from the cost recovery arrangement to launch of our commercial product over the next few months.

The FDA continues to review the U.S. application for Ultrio, which adds a hep B test to the HIV and hep C test. An uptake of Ultrio in the EU where it was CE marked since 2004 has been very strong. We have converted more than 60% of our ex U.S. customers to ULTRIO.

We reached our goal of entering four new countries in 2005, notably South Africa. We have set a similar goal for ourselves in the course of 2006.

Further instrumentation growth will come with U.S. approval of TIGRIS, which is a fully automated high throughput system. We anticipate filing the TIGRIS West Nile Virus 510(k) by midyear. We already placed 40 units worldwide and are pleased that our customers have expressed their satisfaction with the system.

I know that all of you are aware of the definitive merger agreement with Novartis, under which Novartis would acquire all of the shares of Chiron that it does not currently own. Since the proxy has not had been finalized, we will not been answering questions beyond this brief update. Last month the FTC completed its review under the Hart-Scott-Rodino provisions. And last week the Committee on Foreign Investment concluded it so-called (indiscernible) review and determined that there are no issues of national security sufficient to warrant an investigation on this transaction.

Now, other than the Security and Exchange clearance, all U.S. regulatory reviews for the proposed merger have been completed. The merger agreement remains subject to the approval of the Chiron shareholders, the European regulatory approvals, and other customary closing conditions. Assuming the Securities and Exchange Commission completes their review out of the draft — proxy in the next couple of weeks, Chiron and Novartis expect that a shareholders vote can occur sometime in March. The proxy statement will contain detailed information with respect to the transaction, and we urge all shareholders to consider this information carefully. And keep in mind the independent Directors of Chiron voted unanimously in favor of this merger. And we believe that the transaction recognizes the progress we have shown in the past year, and fairly values Chiron’s opportunities.

Let me now turn the call over to David for a detailed discussion of the financials of 2005.

David Smith  - Chiron Corporation - CFO

Thanks, Howard. I will begin with a review of the results for both the quarter and the full year, which were released earlier today. All earnings per share amounts that I will be discussing today refer to the adjusted diluted per share earnings, unless otherwise noted.

As we have discussed previously, we present our financial result on both an as reported or GAAP basis, and an adjusted basis. The adjustments we made this year to arrive at adjusted earnings consist of the amortization expense on acquired identifiable intangible assets related to acquisitions, and certain impairment losses on acquired intangibles. The adjustments in 2004 consisted of the amortization expense on acquired identifiable intangible assets and purchased in the process research and development related to acquisitions and discontinued operations.

A reconciliation between our GAAP and adjusted results can be found on our website in the Industry Section under Financial Reports.

For the year, Chiron reported adjusted income from continuing operations of 259 million or $1.34 per share as compared to adjusted earnings per share of $0.67 in 2004. Three factors have a significant impact on the yearly comparison of financial results and best explain the significant fluctuations when comparing 2005 and 2004.

First in 2005, Chiron recognized 96 million of FLUVIRIN revenue with the return of FLUVIRIN to the U.S. market. We recognized no FLUVIRIN revenue for the 2004/2005 influenza season, following the suspension of our license in our Liverpool facility. In addition, our entire FLUVIRIN product was written off in 2004.

Second, there were no sales of BEGRIVAC influenza Vaccine in 2005. And third, our effective tax rate declined during the year to an atypical 11% compared to 25% on an adjusted basis in 2004, primarily a result of lower profits in certain ex U.S. locations and the transfer of certain product rights in 2004.

For the fourth quarter, Chiron reported adjusted income from continuing operations of $0.81 per share. Total revenues for 2005 increased 11% to 1.9 billion from 1.7 million for 2004.

Product sales increased 12% to 1.4 billion, largely due to the successful return of FLUVIRIN to the U.S. market. In addition, increases in sales were seen in Travel Vaccines, PROCLEIX products, TOBI, Meningococcal Vaccines, and BETASERON.

Royalty and license fee revenues were up, primarily due to various settlements in 2005. In addition, there was an increase in BETAFERON royalties and royalties from Roche.

Gross profit margins increased to 49% from last year’s gross margins of 47%. The return of FLUVIRIN to the U.S. market positively impacted margins in 2005. However, FLUVIRIN remediation costs, the loss of BEGRIVAC sales, and inventory write-offs had a negative impact on our 2005 margins.

Research and development expenses for 2005 totaled 434 million, essentially in line with 2004. Research and development expenses were primarily driven by the development efforts in our oncology and meningococcal franchises and for tifacogin, and flu cell culture.

SG&A expenses for 2005 totaled 502 million, up 9% from 2004. The increase in SG&A reflects a broad range of activities, significant among them Novartis transaction related costs, the prelaunch program for CUBICIN in Europe, higher employee related costs, compliance with the Sarbanes-Oxley Act, and higher FLUVIRIN Vaccine related legal costs. For reasons we have just stated, our full year effective tax rate declined to 11% in 2005. We do not consider this tax rate to be indicative of the Company’s effective tax rate going forward.

Now I would like to move on to a review of the business unit financial results, starting with our Blood Testing unit. Blood Testing total revenues, including product sales, Chiron’s share of the revenues for our joint business arrangement with Ortho, collaborative agreement revenues, and royalties and licenses fees increased to 556 million in 2005 from 494 million in 2004, a 12% increase. This increase was primarily due to higher sales of PROCLEIX products over a year ago, increased revenue from the joint business arrangement, and higher royalty and license fees. Driving the PROCLEIX growth of 9% was continued penetration into several markets abroad, and the continued success of our ULTRIO assay, and TIGRIS systems outside of the United States.

Revenue from the joint business arrangement were up 16%, primarily due to higher profitability. Also contributing to the increase was higher royalty revenue, up 19% primarily due to payments received from Roche in 2005, reflecting higher royalty rates as certain countries entered the EU, increases in reported Roche donations, and various licensing agreements and settlements.

Turning now to Vaccines. In 2005 total product sales for the Vaccines business were 582 million versus 479 million in 2004. Sales of FLUVIRIN Vaccine were 96 million in 2005. There were no sales of FLUVIRIN Vaccines in 2004 for the ‘04/’05 seasons. Sales of our other flu Vaccines, excluding FLUVIRIN, were 129 million in 2005, down 15% from 2004. The loss of sales of our BEGRIVAC product drove the decrease, and was partially offset by increases in sales of other influenza Vaccines in 2005.

2005 Meningococcal Vaccines sales were 43 million, up 56% from 2004. This increase was primarily driven by increased sales of MenB to the Ministry of Health in New Zealand, and an increase in tender sales of MENJUGATE.

Sales of our Travel Vaccines were 148 million in 2005, up the 52% from 2004. Our ENCEPUR and rabies Vaccines drove the increase. The increase in ENCEPUR was driven by our overall market growth and a number of marketing initiatives that increased our market share. In addition, 2004 ENCEPUR sales were lower than 2005 due to sales in the fourth quarter of 2003.

There was increased demand for our rabies Vaccines in the United States, primarily due to a product recalled from a competitor, as well as a price increase. In addition, there was an increase in tender sales for rabies Vaccine in Europe and Asia.

Sales of pediatric and other Vaccines were 166 million in 2005, down 17% from 2004, primarily due to a decline in sales of our polio and MMR Vaccines due to lack of product availability as a result of manufacturing upgrades. In addition, there was a decrease in other Vaccines from the interruption of production of certain Vaccines in our Liverpool plant to focus on our remediation efforts. These decreases were partial offset by increased sales of our DtP Vaccine to GSK.

Gross profit for Vaccines increased to 32% from last year’s gross margin of 23%. set. The return of FLUVIRIN to the United States market positively impacted Vaccine’s margins in 2005. In addition, there was a $91 million write-off of FLUVIRIN inventory in 2004. However,

FLUVIRIN remediation costs in 2005 and the loss of BEGRIVAC sales and inventory write-offs had a negative impact on our 2005 margins. In addition, the decline in sales of our polio and MMR Vaccines also negatively impacted our 2005 margins.

Moving to our third business, BioPharmaceuticals. Total BioPharmaceuticals product revenues were 536 million in 2005, up from 512 million in 2004, a 5% increase. We saw increases in TOBI and BETASERON sales, while PROLEUKIN sales declined.

Our TOBI sales were 233 million, up 9% from 2004, primarily due to price increases and increased patient demand in both the United States and Europe, partially offset by wholesaler ordering patterns.

Our PROLEUKIN sales were 124 million, down 5% from 2004, primarily due to a decrease in patient demand as a result of increased clinical trial activity of third-party compounds, partially offset by price increases.

Our sales of BETASERON were 142 million, up 9% from 2004. This increase was primarily driven by price increases and a shift of revenue from royalties to product sales as Schering began to sell product manufactured by us in additional European countries. These increases were partially offset by reduced shipments to Berlex and inventory ordering patterns.

BETASERON royalties were 60 million, up 16%, as a result of an increase in demand in price, partially offset by a shift in third-party production to in-house production. Gross margins in the BioPharmaceuticals segment were 72%, consistent with 2004.

Let me take a minute to summarize our view of the year. We achieved solid product sales and revenue this year, and have returned to the U.S. market with FLUVIRIN, clearing the many regulatory hurdles we faced. We’re proud of this achievement, and see this as a critical step to furthering our strong position in influenza Vaccines, which includes our work on pandemic preparedness and advances in our flu cell culture development program. We now forward to manufacturing for an entire season in 2006. In addition, we continued to advance our oncology pipeline with the exciting work we have done with CHIR-258, CHIR-12.12, and our newest molecule, CHIR-265.

2006 will bring the initiating of our MenACWY Phase 3, and bring us that much closer to fully enrolling our tifacogin Phase 3 clinical trial. We have seen solid progress on our development and commercial goals in BioPharma, Blood Testing and Vaccines. All highlighting the prospects for growth and value creation that we see for Chiron.

At this point I will turn the call back over to Marti for Q&A.

Mardi Dier  - Chiron Corporation - IR

And now we will open up the call for questions. Just a quick reminder of what Howard said that we will not be taking questions regarding the pending merger with Novartis, but all other questions are welcome. Thank you.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). May-Kin Ho.

May-Kin Ho Analyst

Can you discuss the significant increase in royalties? What was involved in terms of the settlement? That is number one.

Number two (multiple speakers).

David Smith  - Chiron Corporation - CFO

We pointed out earlier in the year a settlement with the Scottish Blood Service, that happens, I believe, in the second quarter. And then we also had a recent fourth quarter settlement with [Senacor] over a patent dispute. Those are the —.

May-Kin Ho Analyst

What was the patent?

David Smith  - Chiron Corporation - CFO

We’re not disclosing what that was.

May-Kin Ho Analyst

And then on tax rate, did something happen that you did not foresee in the fourth quarter? Because it is so different then what we thought would it be for the entire year?

David Smith  - Chiron Corporation - CFO

Obviously we have been looking at this for the year, but we did have impacts in the fourth quarter, again, as we looked at the profitability of some of our ex U.S. entities and all that came down lower in the fourth quarter and therefore on an annual basis, which drove the tax rate down significantly, as it were.

There are a number of other little ins and outs. I mean, we have a global footprint which has allowed us to present several tax planning structures and opportunities for us. This is in a case where everything went one direction this year, and we did not have anything in the way of tax structuring, which would have driven up expenses related to allow for preferable rates in the future.

May-Kin Ho Analyst

Lastly, on the flu Vaccine with MF59, what do you expect to happen in terms of the regulatory pathway? Because I guess it was mentioned that you expect to have a pathway established this year?

Howard Pien  - Chiron Corporation - CEO

We expect to have a discussion with the agency in the not very distant future once we provide all the documentation on what we think are the data with MF59, because we have a fairly substantial safety database of MF59 in conjunction with a flu Vaccine that we used [for] Europe. So we’re putting the data together. And in conjunction with all of the recent analysis and data that have begun to show that those [severian] characteristic of MF59. And we want to present a proposal to the agency as to how there can be a way for the adjuvanted FLUVIRIN, if you will, but it is not a (indiscernible) FLUVIRIN of course, to be approved. And then we hope to get a guidance from the agency on that receipt.

May-Kin Ho Analyst

If there is a pathway would it be approved in time for ‘06/’07?

Howard Pien  - Chiron Corporation - CEO

I think it is too early to tell. We really would like to have the meeting and — with the agency — and if we have something concrete to discuss and disclose, of course we will.

Operator

Thomas Wei.

Thomas Wei Analyst

 I had a question on the PROCLEIX and Blood Testing line. If I go back through the original guidance that you had given for that, which you reiterated as recently as July, you were looking for a midteens year-over-year increase in that line item, and it ended up at 9% instead. Can you help us understand what the disconnect was? What happened between July and January to cause that sort of shortfall in your PROCLEIX projection?

Gene Walther  - Chiron Corporation - President Blood Testing

This is Gene. I think the main contributor was probably a combination of over optimism and longer close cycles than what we had anticipated. A lot of it was really just timing related. When you look at the target customers that we had identified for 2005, we virtually were able to close of those customers. It just took us a little longer to be able to get there than what we had expected, and what we were thinking back in the middle of the year.

As we mentioned, we have achieved the conversion on ULTRIO that we had expected with greater than 60% of our ex U.S. customers converting. It is just that it took us a little longer to get there then what we had anticipated. I think the other encouraging thing is two things. One our Q4 2005 over Q4 2004 was over 13%. And I think that is more indicative of what we had expected, and reinforces the timing delay that we experienced. As well as if you look at the growth that we saw outside of the U.S., both in the European sector in the Asia-Pacific sector. Both of those grew at greater than 30% last year.

It was really driven more by timing I think that contributed to that than anything else.

Thomas Wei Analyst

Just a follow-up. As long as we are on the fourth quarter of ‘05 in the PROCLEIX point, I guess you missed the Street consenus and my estimate there. I think we all had been expecting a little bit more acceleration given the qualitative commentary like South Africa coming online at the beginning of the fourth quarter. Did we miss something there, because the growth looks very similar from Q2 to 3Q to 4Q?

Gene Walther  - Chiron Corporation - President Blood Testing

I think the — again — growth there was in part the function of timing, and I think as we talked last year, it was also a function of seasonality. You get a decrease typically due to the holidays in the November/December time frame, which makes it a little difficult to see that substantial growth. But I think if you look at quarter over quarter from prior year, it is more indicative of the growth that we expect to see in 2006.

Operator

Quentin Lai.

Quentin Lai Analyst

Thanks for taking my call. Following a little bit on Thomas’ question here. With respect to the West Nile Virus you mentioned in your prepared remarks that you’re preparing to go to commercial pricing in a few months. How long does that take? Is it one of those situations where the current inventory is still at research pricing?

Gene Walther  - Chiron Corporation - President Blood Testing

It is not so much inventory driven as it is by a number of factors. First of all, per our agreements with our customers we have roughly — we give them roughly 90 days to transition from cost recovery pricing to the commercial pricing. Additionally, there are a number of components that we have to put in place, some additional software, new SOPs that they have to write, etc. And all of that takes time. So we’re in the process actively right now with each of our customers and converting them over to the [IVD] environment. And commensurate with that we will do the commercial pricing.

We’re in discussions and have been for probably the last 30 to 45 days with our customers in contract negotiation. And we expect that those will be completed within the next couple of weeks. And certainly that we will be in a commercial pricing environment before the mosquito season here in North America.

Quentin Lai Analyst

With respect to FLUVIRIN, have you shipped all 13 million, or is there still some extra lots or extra doses that could be shipped here in this quarter? And then as we look out into this full production season, any chance you could make a stab at what you think your gross margins could be for the Vaccine’s business?

Howard Pien  - Chiron Corporation - CEO

This includes it, right?

Quentin Lai Analyst

Yes.

Howard Pien  - Chiron Corporation - CEO

The total number of doses that we produce and cleared for the ‘05 season was a little short of 15 million. But the last batches came out late for the reason that we discussed, that it has taken time for us to finish up all the activities, so we delivered those products. And clear the (indiscernible) late, so the last million and a half doses we simply were not able to deliver to our customers in time — by the end of 2005. So we still have 1.5 million doses lying around. But it is unlikely that it would result in any revenue recognition, because pretty much with clinics and physician’s offices vaccination season is over.

And if we do book any revenue over that last bit, it will not be significant or meaningful in the first quarter of 2006.

We’re not ready to give guidance on FLUVIRIN production quantity for 2006. We have probably indicated from our experience in 2005, and the amount of effective calculated manufacturing dates that we in 2005 that we are — we believe that a capacity is 20 million doses. But there is a difference between capacity and ultimate delivery, and you have heard this again and again. So I think it is the right time for us to be able to talk more meaningfully about a more concrete projection for 2006 will be when we have the seeds in hand, we have — we know what our new strains are for the 2006 (indiscernible). When we have taken those seeds and just find out for ourselves a little bit more about the yield. So it is going to be where we are a bit into the actual production season that we believe it is wise and prudent for us to give a forecast for the 2006 quantity.

Operator

Geoffrey Porges.

Geoffrey Porges Analyst

Congratulations on getting things back on track. I don’t know whether I missed it, Howard, but could you comment on what sort of premium you think the West Nile Assay now you have got commercial pricing will be at compared to the existing PROCLEIX pricing? And then secondly, another pricing question. Could you just comment generally about realized pricing in the U.S. market for FLUVIRIN and what you see as the overall demand for this season, because it looks as though it was probably was about the same as last season in total, if I’m not mistaken.

And then finally, could you could just give us a little bit more caller on the likely indications for 265 and 258.

Gene Walther  - Chiron Corporation - President Blood Testing

I will take the first one on West Nile premium. We are, as I mentioned, in the middle of negotiations, And I am sure as you can appreciate those are sensitive, nor would we want to discuss where we’re going from a premium standpoint. Clearly we have been under cost recovery and we are moving forward I think along similar lines as what we did last time when we went from [d-cust] cost recovery to commercial pricing. But I think it is best not to give any more color around that at this sensitive time.

Howard Pien  - Chiron Corporation - CEO

The FLUVIRIN demand - we kind of address that we believe firmly in the mega trends that our physicians in clinics have better reimbursement structure. Quite frankly that the reason why we think that [150 to 180] million people vaccination rate has been — which has been a CDC professed public health objective, has been hard to see progress only for the reason that we have had turbulence with our trouble with the supply of FLUVIRIN. And we understand very clearly that this is has been very difficult for public health services such as the CDC and for healthcare providers. We believe that as the confidence increases in the course of the upcoming season, especially with other companies saying that they, even in ‘06 or ‘07 will be able to supply the U.S. market with the additional doses. I think that fortifies the will and the strength and the initiative and the energy and the amount of aggressiveness and proactiveness of the government in trying to take the current rate of 70, 80 million, up to 120, 130, 150.

I think once again it is premature for us to project what precisely will be the ‘06 number. The dust is still settling a bit. What is happening on the pandemic front where it is increasingly recognized that one good way of dealing with pandemic before all of the (indiscernible) and programs and initiatives are put in place is simply to get people to get used to getting vaccinated during the winter pandemic season. We’re optimistic about all of the factors and the trends that we disclosed a long-term increase in the quantity with 395 (indiscernible) or with 4. I think Stephen — Stephen do you want to answer the question? The (indiscernible) question?

Stephen Dilly Analyst

I am very happy to remind people. The question was, what is are likely indications for CHIR-265 and CHIR-258? Really this is a two-part answer. The first part is the initial target indications, and then where we could possibly go from there.

As you know we have been very focused in terms of our development on a translational medicine-based program. What that means is we have been focused on indications where we can sample the treatment during treatment. On that has led us (indiscernible) particularly with CHIR-258 towards the hematological malignancies. So right now we are very excited about the potential for 258 in, for instance, AML. We also see there being a potential then myeloma and other [heden] malignancies. Beyond that though remember this has one of the more interesting antiangiogenic profiles out there, in that it is an inhibitor of CHF, SGF and PDGF. It is our intention to do studies in Phase 2 that will actually establish that that triple approach to antiangiogenic conveys superiority to say a pure [digess] approach or the kind of [sutent] approach of two enzymes.

So if those experiments come out positively, then we believe we will have one of the most powerful antiangiogenics out there. So it has potential utility in a broad range of solid tumors. But really the first attack will be in the [heden] malignancies.

Both 258 and 265, we also like melanoma as a lead indication. Again, partly because it is very attractive also to the translational medicine approach, but also because its [angenic] profile of those agents points to melanoma quite cogently. 265 is really very early days to call exactly how big it is going to be. But what we do know is we’ve got a very good pre-clinical profile in terms of having a real RAF antagonist that is active in the [divo] as opposed to just in biochemical assays. So both of them we are very excited about their long-term potential.

Operator

Alex Hittle.

Alex Hittle Analyst

If I may skirt just a touch close to the merger here. I was wondering if the lower tax rate is in any way connected with preparations for the merger? And more broadly, if I might go there, are there other actions that were taken on the business side that might reflect preparations for the merger, aside from the issuance of equity to Novartis?

Howard Pien  - Chiron Corporation - CEO

I think we are not going to answer the questions about merger, but we will answer the question about tax rate in its own right. But on the second part of your question, we are certainly operating our businesses in what we call business as usual fashion. We will continue to make the right investment decisions. We’re continuing to focus and concentrate on value creation with respect to the milestone and the progress on phase movement and so on. Although we should recognize that there is ongoing integration planning activities with colleagues from Novartis. But we will answer the tax question, David.

David Smith  - Chiron Corporation - CFO

I think it is easy to answer the tax question. It is our tax structure and our tax planning that prompted this — and Chyron’s operations have prompted this that had nothing to do with this — anything related to the merger.

Alex Hittle Analyst

Okay. If I could jump topic here on the follow-up. If one simply takes the revenues realized on the FLUVIRIN sales and back that into the number of doses, is that an accurate kind of measure of pricing and what you might expect in the coming year? Or do you think further price increases are likely in ‘06?

David Smith  - Chiron Corporation - CFO

It is certainly an accurate I think indication of this year. And we have long said that we believe that pricing remains strong, or in the influence the market in the United States. But we don’t really have any comment in terms of what that might mean for next year other than we feel very good about the pricing environment.

Operator

(OPERATOR INSTRUCTIONS). Thomas Wei.

Thomas Wei Analyst

I just want to ask a follow-up on a comment that you made about West Nile Virus commercial pricing. Following the experience of the PROCLEIX transition, from cost recovery to commercial pricing, should we interpret that on a literal basis to mean the same sort of percentage increase or the same sort of absolute dollar increase?

Gene Walther  - Chiron Corporation - President Blood Testing

It was intended to mean not an absolute dollar increase.

Thomas Wei Analyst

Perhaps that percentage increase might be a better way to think about it?

Gene Walther  - Chiron Corporation - President Blood Testing

That might be a better way to think about it.

Operator

There are no further questions at this time.

Mardi Dier  - Chiron Corporation - IR

That concludes our question-and-answer period. I will now turn the call back over to Howard for his closing remarks.

Howard Pien  - Chiron Corporation - CEO

In closing, our achievements over the past year paint a picture of a Chiron has continued to strive for value creation. And we continue to set ambitious goals for ourselves in 2006. These we include, as it has been in the past, commercial advances regulatory submissions, and phase movements across all of our businesses.

And obviously one of our key goals is to close the merger agreement with Novartis. We’re proud of the fact that Chiron’s pioneering science has saved millions of lives, and we believe many aspects of our heritage will endure.

And we thank you, our investors, for your patience as we completed one of the most challenging years in Chiron’s stellar history. Thank you very much and go Sea Hawks.

Operator

This concludes today’s fourth quarter 2005 financial results conference call. You may now disconnect.

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